Exhibit 4.22

UDR, INC.

UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”) (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER HEREOF OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

REGISTERED No. 1	CUSIP No.: 90265EAS9	PRINCIPAL AMOUNT: $300,000,000

UDR, INC.

MEDIUM‑TERM NOTE SERIES A DUE NINE MONTHS OR MORE FROM DATE OF ISSUE, FULLY AND UNCONDITIONALLY GUARANTEED BY UNITED DOMINION REALTY, L.P. (Fixed Rate)

ORIGINAL ISSUE DATE: October 11, 2019	INTEREST RATE: 3.100%	STATED MATURITY DATE: November 1, 2034

INTEREST PAYMENT DATE(S)	[ ] CHECK IF DISCOUNT NOTE
[X] May 1 and November 1, commencing May 1, 2020	Issue Price: 99.557% plus accrued interest from October 11, 2019
[ ] Other:

INITIAL REDEMPTION	INITIAL REDEMPTION	ANNUAL REDEMPTION
DATE: See Addendum	PERCENTAGE: See Addendum	PERCENTAGE
REDUCTION: See Addendum

OPTIONAL REPAYMENT
DATE(S): See Addendum

SPECIFIED CURRENCY:	AUTHORIZED DENOMINATION:	EXCHANGE RATE
[X] United States dollars [ ] Other:	[X] $2,000 and $1,000 integral multiples thereof	AGENT: N/A
[ ] Other:

ADDENDUM ATTACHED	DEFAULT INTEREST RATE: N/A	OTHER/ADDITIONAL PROVISIONS: N/A
[X] Yes [ ] No

UDR, INC., a Maryland corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & Co., as nominee for The Depository Trust Company, or registered assigns, the Principal Amount of THREE HUNDRED MILLION DOLLARS ($300,000,000), on the Stated Maturity Date specified above (or any Redemption Date or Repayment Date, each as defined on the reverse hereof, or any earlier date of acceleration of maturity) (each such date being hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest thereon (and on any overdue principal, premium and/or interest to the extent legally enforceable) at the Interest Rate per annum specified above, until the principal hereof is paid or duly made available for payment.  The Company will pay interest in arrears on each Interest Payment Date, if any, specified above (each, an “Interest Payment Date”), commencing with the first Interest Payment Date next succeeding the Original Issue Date specified above, and on the Maturity Date; provided,  however, that if the Original Issue Date occurs between a Record Date (as defined below) and the next succeeding Interest Payment Date, interest payment will commence on the Interest Payment Date immediately following the next succeeding Record Date to the registered holder (the “Holder”) of this Note on the next succeeding Record Date.  Interest on this Note will be computed on the basis of a 360-day year of twelve 30-day months.

United Dominion Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees to the Holder and to the Trustee and their successors and assigns (a) the full and punctual payment when due, whether at the Maturity Date, by acceleration or otherwise, of all obligations of the Company now or hereafter existing under the Indenture whether for principal of or interest on the Notes (and premium and Make-Whole Amount, if applicable) and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within the applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all such obligations guaranteed hereby by the Operating Partnership being the “Guarantee”). The Holder of this Note may enforce its rights under the Guarantee directly against the Operating Partnership without first making a demand or taking action against the Company or any other person or entity. The Operating Partnership may, without the consent of the Holder of this Note, assume all of the Company’s rights and obligations under this Note and, upon such assumption, the Company will be released from its liabilities under the Indenture and this Note.

Interest on this Note will accrue from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for (or from, and including, the Original Issue Date if no interest has been paid or duly provided for) to, but excluding, the applicable Interest Payment Date or the Maturity Date, as the case may be (each, an “Interest Period”).  The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, subject to certain exceptions described herein, be paid to the person in whose name this Note (or one or more predecessor Notes, as defined on the reverse hereof) is registered at the close of business on the April 15 or October 15 (whether or not a Business Day, as defined below) immediately preceding such Interest Payment Date (the “Record Date”); provided,  however, that interest payable on the Maturity Date will be payable to the person to whom the principal hereof and premium, if any, hereon shall be payable.  Any such interest not so punctually paid or duly provided for on any Interest Payment Date other than the Maturity Date

(“Defaulted Interest”) shall forthwith cease to be payable to the Holder on the close of business on any Record Date and, instead, shall be paid to the person in whose name this Note is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee hereinafter referred to, notice whereof shall be given to the Holder of this Note by the Trustee not less than 10 calendar days prior to such Special Record Date or may be paid at any time in any other lawful manner, all as more fully provided for in the Indenture.

Payment of principal, premium, if any, and interest in respect of this Note due on the Maturity Date will be made in immediately available funds upon presentation and surrender of this Note (and, with respect to any applicable repayment of this Note, upon delivery of instructions as contemplated on the reverse hereof) at the office or agency maintained by the Company for that purpose in the Borough of Manhattan, The City of New York, currently the corporate trust office of the Trustee located at 40 Broad Street, 5th Floor, New York, New York 10004, or at such other paying agency in the Borough of Manhattan, The City of New York, as the Company may determine; provided,  however, that if the Specified Currency (as defined below) is other than United States dollars and such payment is to be made in the Specified Currency in accordance with the provisions set forth below, such payment will be made by wire transfer of immediately available funds to an account with a bank designated by the Holder hereof at least 15 calendar days prior to the Maturity Date, provided that such bank has appropriate facilities therefor and that this Note is presented and surrendered and, if applicable, instructions are delivered at the aforementioned office or agency maintained by the Company in time for the Trustee to make such payment in such funds in accordance with its normal procedures.  Payment of interest due on any Interest Payment Date other than the Maturity Date will be made at the aforementioned office or agency maintained by the Company or, at the option of the Company, by check mailed to the address of the person entitled thereto as such address shall appear in the Security Register maintained by the Trustee; provided,  however, that a Holder of U.S.$10,000,000 (or, if the Specified Currency is other than United States dollars, the equivalent thereof in the Specified Currency) or more in aggregate principal amount of Notes (whether having identical or different terms and provisions) will be entitled to receive interest payments on such Interest Payment Date by wire transfer of immediately available funds if such Holder has delivered appropriate wire transfer instructions in writing to the Trustee not less than 15 calendar days prior to such Interest Payment Date.  Any such wire transfer instructions received by the Trustee shall remain in effect until revoked by such Holder.

If any Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment of principal, premium, if any, and/or interest shall be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was due, and no interest shall accrue with respect to such payment for the period from and after such Interest Payment Date or the Maturity Date, as the case may be, to the date of such payment on the next succeeding Business Day.

As used herein, “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided,  however, that if the Specified Currency is other than United States dollars, such day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the

Principal Financial Center (as defined below) of the country issuing the Specified Currency (or, if the Specified Currency is Euro, such day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open).  “Principal Financial Center” means the capital city of the country issuing the Specified Currency, except that with respect to United States dollars, Australian dollars, Canadian dollars, Euros, South African rands and Swiss francs, the “Principal Financial Center” shall be The City of New York, Sydney, Toronto, Johannesburg and Zurich, respectively.

The Company is obligated to make payment of principal, premium, if any, and interest in respect of this Note in the currency in which this Note is denominated above (or, if such currency is not at the time of such payment legal tender for the payment of public and private debts in the country issuing such currency or, if such currency is Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, then the currency which is at the time of such payment legal tender in the related country or in the adopting member states of the European Union, as the case may be) (the “Specified Currency”).  If the Specified Currency is other than United States dollars, except as otherwise provided below, any such amounts so payable by the Company will be converted by the Exchange Rate Agent specified above into United States dollars for payment to the Holder of this Note.

Any United States dollar amount to be received by the Holder of this Note will be based on the highest bid quotation in The City of New York received by the Exchange Rate Agent at approximately 11:00 A.M., New York City time, on the second Business Day preceding the applicable payment date from three recognized foreign exchange dealers (one of whom may be the Exchange Rate Agent) selected by the Exchange Rate Agent and approved by the Company for the purchase by the quoting dealer of the Specified Currency for United States dollars for settlement on such payment date in the aggregate amount of the Specified Currency payable to all Holders of Notes scheduled to receive United States dollar payments and at which the applicable dealer commits to execute a contract.  All currency exchange costs will be borne by the Holder of this Note by deductions from such payments.  If three such bid quotations are not available, payments on this Note will be made in the Specified Currency.

If the Specified Currency is other than United States dollars, the Holder of this Note may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in respect of this Note in the Specified Currency by submitting a written request for such payment to the Trustee at its corporate trust office in The City of New York on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be.  Such written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission.  The Holder of this Note may elect to receive all or a specified portion of all future payments in the Specified Currency in respect of such principal, premium, if any, and/or interest, if any, and need not file a separate election for each payment.  Such election will remain in effect until revoked by written notice delivered to the Trustee, but written notice of any such revocation must be received by the Trustee on or prior to the applicable Record Date or at least 15 calendar days prior to the Maturity Date, as the case may be.

If the Specified Currency is other than United States dollars and the Holder of this Note shall have duly made an election to receive all or a specified portion of any payment of principal,

premium, if any, and/or interest, if any, in respect of this Note in the Specified Currency, but the Specified Currency is not available due to the imposition of exchange controls or other circumstances beyond the control of the Company, the Company will be entitled to satisfy its obligations to the Holder of this Note by making such payment in United States dollars on the basis of the Market Exchange Rate (as defined below) determined by the Exchange Rate Agent on the second Business Day prior to such payment date or, if such Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate.  The “Market Exchange Rate” for the Specified Currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the Specified Currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York.  Any payment made in United States dollars under such circumstances shall not constitute an Event of Default (as defined in the Indenture).

All determinations referred to above made by the Exchange Rate Agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the Holder of this Note.

The Company agrees to indemnify the Holder of any Note against any loss incurred by such Holder as a result of any judgment or order being given or made against the Company for any amount due hereunder and such judgment or order requiring payment in a currency (the “Judgment Currency”) other than the Specified Currency, and as a result of any variation between (i) the rate of exchange at which the Specified Currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which such Holder, on the date of payment of such judgment or order, is able to purchase the Specified Currency with the amount of the Judgment Currency actually received by such Holder, as the case may be.  The foregoing indemnity constitutes a separate and independent obligation of the Company and continues in full force and effect notwithstanding any such judgment or order as aforesaid.  The term “rate of exchange” includes any premiums and costs of exchange payable in connection with the purchase of, or conversion into, the relevant currency.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof and, if so specified on the face hereof, in an Addendum hereto, which further provisions shall have the same force and effect as if set forth on the face hereof.

Notwithstanding the foregoing, if an Addendum is attached hereto or “Other/Additional Provisions” apply to this Note as specified above, this Note shall be subject to the terms set forth in such Addendum or such “Other/Additional Provisions”.

Unless the Certificate of Authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, UDR, Inc. has caused this Note to be duly executed by one of its duly authorized officers.

UDR, INC.

By: _/s/ Joseph D. Fisher______________
 Name:  Joseph D. Fisher

Title:    Senior Vice President and Chief Financial Officer

ATTEST:

By: _/s/ Deborah J. Shannon___
Name:  Deborah J. Shannon

Title:    Assistant Secretary

Dated: October 11, 2019

TRUSTEE'S CERTIFICATE OF AUTHENTICATION:

This is one of the Debt Securities of

the series designated therein referred

to in the within‑mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

By: _/s/ K. Wendy Kumar_____Authentication Date: October 11, 2019

Authorized Signatory

[REVERSE OF NOTE]

UDR, INC.

MEDIUM‑TERM NOTE, SERIES A

DUE NINE MONTHS OR MORE FROM DATE OF ISSUE, FULLY AND UNCONDITIONALLY GUARANTEED BY UNITED DOMINION REALTY, L.P.

(Fixed Rate)

This Note is one of a duly authorized series of Debt Securities (the “Debt Securities”) of the Company issued and to be issued under an Indenture, dated as of November 1, 1995, as supplemented by the first supplemental indenture thereto, dated as of May 3, 2011, as further amended, modified or supplemented from time to time (the “Indenture”), between the Company (successor by merger to United Dominion Realty Trust, Inc., a Virginia corporation) and U.S. Bank National Association, successor trustee to Wachovia Bank, National Association (formerly known as First Union National Bank of Virginia), as trustee (the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities, and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered.  This Note is one of the series of Debt Securities designated as “Medium-Term Notes, Series A Due Nine Months or More From Date of Issue, Fully and Unconditionally Guaranteed by United Dominion Realty, L.P.” (the “Notes”).  All terms used but not defined in this Note or in an Addendum hereto shall have the meanings assigned to such terms in the Indenture or on the face hereof, as the case may be.

United Dominion Realty, L.P., a Delaware limited partnership (the “Operating Partnership”), as primary obligor and not merely as surety, hereby irrevocably and unconditionally guarantees to the Holder and to the Trustee and their successors and assigns (a) the full and punctual payment when due, whether at the Maturity Date, by acceleration or otherwise, of all obligations of the Company now or hereafter existing under the Indenture whether for principal of or interest on the Notes (and premium and Make-Whole Amount, if applicable) and all other monetary obligations of the Company under the Indenture and the Notes and (b) the full and punctual performance within the applicable grace periods of all other obligations of the Company under the Indenture and the Notes (all such obligations guaranteed hereby by the Operating Partnership being the “Guarantee”). The Holder of this Note may enforce its rights under the Guarantee directly against the Operating Partnership without first making a demand or taking action against the Company or any other person or entity. The Operating Partnership may, without the consent of the Holder of this Note, assume all of the Company’s rights and obligations under this Note and, upon such assumption, the Company will be released from its liabilities under the Indenture and this Note.

This Note is issuable only in registered form without coupons in minimum denominations of U.S. $1,000 and integral multiples thereof or other Authorized Denomination specified on the face hereof.

This Note will not be subject to any sinking fund and, unless otherwise specified on the face hereof in accordance with the provisions of the following two paragraphs, will not be redeemable or repayable prior to the Stated Maturity Date.

This Note will be subject to redemption at the option of the Company on any date on or after the Initial Redemption Date, if any, specified on the face hereof, in whole or from time to time in part in increments of U.S. $1,000 or other integral multiple of an Authorized Denomination (provided that any remaining principal amount hereof shall be at least U.S. $1,000 or such other minimum Authorized Denomination), at the Redemption Price (as defined below), together with unpaid interest accrued thereon to the date fixed for redemption (the “Redemption Date”), on written notice given to the Holder hereof (in accordance with the provisions of the Indenture) not more than 45 nor less than 15 calendar days prior to the Redemption Date.  The “Redemption Price” shall be an amount equal to the Initial Redemption Percentage specified on the face hereof (as adjusted by the Annual Redemption Percentage Reduction, if any, specified on the face hereof) multiplied by the unpaid principal amount of this Note to be redeemed.  The Initial Redemption Percentage, if any, shall decline at each anniversary of the Initial Redemption Date by the Annual Redemption Percentage Reduction, if any, until the Redemption Price is 100% of unpaid principal amount to be redeemed.  In the event of redemption of this Note in part only, a new Note of like tenor for the unredeemed portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Company in the name of the Holder hereof upon the presentation and surrender hereof.

This Note will be subject to repayment by the Company at the option of the Holder hereof on the Optional Repayment Date(s), if any, specified on the face hereof, in whole or in part in increments of U.S. $1,000 or other integral multiple of an Authorized Denomination (provided that any remaining principal amount hereof shall be at least U.S. $1,000 or such other minimum Authorized Denomination), at a repayment price equal to 100% of the unpaid principal amount to be repaid, together with unpaid interest accrued thereon to the date fixed for repayment (the “Repayment Date”).  For this Note to be repaid, the Trustee must receive at its corporate trust office in the Borough of Manhattan, The City of New York, not more than 60 nor less than 30 calendar days prior to the Repayment Date, such Note and instructions to such effect forwarded by the Holder hereof.  Exercise of such repayment option by the Holder hereof shall be irrevocable.  In the event of repayment of this Note in part only, a new Note of like tenor for the unrepaid portion hereof and otherwise having the same terms and provisions as this Note shall be issued by the Company in the name of the Holder hereof upon the presentation and surrender hereof.

If this Note is specified on the face hereof to be a Discount Note, the amount payable to the Holder of this Note in the event of redemption, repayment or acceleration of maturity will be equal to the sum of (1) the Issue Price specified on the face hereof (increased by any accruals of the Discount, as defined below) and, in the event of any redemption of this Note (if applicable), multiplied by the Initial Redemption Percentage (as adjusted by the Annual Redemption Percentage Reduction, if applicable) and (2) any unpaid interest accrued thereon to the Redemption Date, Repayment Date or date of acceleration of maturity, as the case may be.  The difference between the Issue Price and 100% of the principal amount of this Note is referred to herein as the “Discount”.

For purposes of determining the amount of Discount that has accrued as of any Redemption Date, Repayment Date or date of acceleration of maturity of this Note, such Discount will be accrued so as to cause the yield on the Note to be constant.  The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between Interest Payment Dates (with ratable accruals within a compounding period) and an assumption that the maturity of this Note will not be accelerated.  If the period from the Original Issue Date to the initial Interest Payment Date (the “Initial Period”) is shorter than the compounding period for this Note, a proportionate amount of the yield for an entire compounding period will be accrued.  If the Initial Period is longer than the compounding period, then such period will be divided into a regular compounding period and a short period, with the short period being treated as provided in the preceding sentence.

The covenants set forth in Section 1004(a) and Section 1007 of the Indenture shall not apply to this Note, and the following covenants shall instead apply to this Note in place of the covenants set forth in Section 1004(a) and Section 1007 of the Indenture:

“The Trust will, and will cause the Subsidiaries to, have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all of the Trust’s outstanding Unsecured Debt and the outstanding Unsecured Debt of the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

The Trust will not, and will not permit any Subsidiary to, incur any Debt if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Trust and its Subsidiaries on a consolidated basis determined in accordance with GAAP is greater than 65% of the sum of (without duplication) (i) the Trust’s Total Assets as of the end of the calendar quarter covered in the Trust’s Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, most recently filed with the Commission (or, if such filing is not permitted under the Exchange Act, with the Trustee) prior to the incurrence of such additional Debt and (ii) the purchase price of any real estate assets or mortgages receivable acquired, and the amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), by the Trust or any Subsidiary since the end of such calendar quarter, including those proceeds obtained in connection with the incurrence of such additional Debt.

‘Total Unencumbered Assets’ means the sum of, without duplication, those Undepreciated Real Estate Assets which are not subject to a lien securing Debt and all other assets, excluding accounts receivable and intangibles, of the Trust and the Subsidiaries not subject to a lien securing Debt, all determined on a consolidated basis in accordance with GAAP; provided, however, that all investments by the Trust and the Subsidiaries in unconsolidated joint ventures, unconsolidated limited partnerships, unconsolidated limited liability companies and other unconsolidated entities shall be excluded from Total Unencumbered Assets to the extent that such investments would have otherwise been included.”

If an Event of Default shall occur and be continuing, the principal of the Notes may, and in certain cases shall, be accelerated in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance of (i) the entire indebtedness of the Notes or (ii) certain covenants and Events of Default with respect to the Notes, in each case upon compliance with certain conditions set forth therein, which provisions apply to the Notes.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Debt Securities at any time by the Company and the Trustee with the consent of the Holders of a majority of the aggregate principal amount of all Debt Securities at the time outstanding and affected thereby.  The Indenture also contains provisions permitting the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of any series, on behalf of the Holders of all such Debt Securities, to waive compliance by the Company with certain provisions of the Indenture.  Furthermore, provisions in the Indenture permit the Holders of a majority of the aggregate principal amount of the outstanding Debt Securities of any series, in certain instances, to waive, on behalf of all of the Holders of Debt Securities of such series, certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and other Notes issued upon the registration of transfer hereof or in exchange heretofore or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay principal, premium, if any, and interest in respect of this Note at the times, places and rate or formula, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein and herein set forth, the transfer of this Note is registrable in the Security Register of the Company upon surrender of this Note for registration of transfer at the office or agency of the Company in any place where the principal hereof and any premium or interest hereon are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new Notes having the same terms and provisions, of Authorized Denominations and for the same aggregate principal amount, will be issued by the Company to the designated transferee or transferees.

As provided in the Indenture and subject to certain limitations therein and herein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different Authorized Denominations but otherwise having the same terms and provisions, as requested by the Holder hereof surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary, except as required by law.

THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF VIRGINIA.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	‑ as tenants in common	UNIF GIFT MIN ACT	‑ ________ Custodian ______
TEN ENT	‑ as tenants by the entireties		(Cust) (Minor)
JT TEN	‑ as joint tenants with right of survivorship and not as tenants in common		under Uniform Gifts to Minors Act ____________________ (State)
Additional abbreviations may also be used though not in the above list.

__________________________________

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address including postal zip code of assignee)

this Note and all rights thereunder hereby irrevocably constituting and appointing

Attorney to transfer this Note on the books of the Company, with full power of substitution in the premises.

Dated:

Notice: The signature(s) on this Assignment must correspond with the name(s) as written upon the face of this Note in every particular, without alteration or enlargement or any change whatsoever.

UDR, INC.

ADDENDUM TO MEDIUM-TERM NOTE
(Fixed Rate)

The Company may redeem all or part of this Note at any time at its option at a redemption price equal to the greater of (1) the principal amount of this Note being redeemed plus accrued and unpaid interest to the redemption date or (2) the Make-Whole Amount for the principal amount of this Note being redeemed.  If this Note is redeemed on or after August 1, 2034 (three months prior to the maturity date) (the “Par Call Date”), the redemption price will equal the principal amount of this Note being redeemed plus accrued and unpaid interest to the redemption date.

“Make-Whole Amount” means, as determined by the Quotation Agent, the sum of the present values of the principal amount of this Note to be redeemed, together with the scheduled payments of interest (exclusive of interest to the redemption date) from the redemption date to the Par Call Date of this Note being redeemed, in each case discounted to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Adjusted Treasury Rate, plus accrued and unpaid interest on the principal amount of this Note being redeemed to the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the sum of (x) either (1) the yield for the maturity corresponding to the Comparable Treasury Issue, under the heading that represents the average for the immediately preceding week, appearing in the most recent published statistical release designated “H.15” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities” (provided, if no maturity is within three months before or after the remaining term of this Note, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounded to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third business day preceding the redemption date, and (y) 0.250%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of this Note (assuming, for this purpose, that this Note matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this Note (assuming, for this purpose, that this Note matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (x) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations so obtained, or (y) if fewer than five Reference Treasury Dealer Quotations are so obtained, the average of all such Reference Treasury Dealer Quotations so obtained.

“Quotation Agent” means the Reference Treasury Dealer selected by the indenture trustee after consultation with the Company.

“Reference Treasury Dealer” means any of Wells Fargo Securities, LLC, BofA Securities, Inc., Jefferies LLC, a nationally recognized investment banking firm selected by U.S. Bancorp Investments, Inc. and one other nationally recognized investment banking firm selected by the Company that is a primary U.S. Government securities dealer and their respective successors and assigns.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the indenture trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the indenture trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

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